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                                                                    EXHIBIT 21.1

                      SUBSIDIARIES OF DRYPERS CORPORATION



UltraCare Products International, Inc.
Drypers Limited
Seler, S.A.
Drypers Mexico S.A. de C.V.
New Dry, S.A.
Hygienic Products International Limited, Inc.
Drypers do Brasil Ind. e. Com. Ltda.
Drypers Caribbean Holdings Limited
LSFNE Company
Drypers Asia Pte. Ltd.
Drypers Asia Malaysia
JER Equipamentos e Comercio Ltda.